Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS SECOND QUARTER RESULTS

CAMARILLO, California – November 2, 2005 — AML Communications, Inc. (AMLJ.OB) today announced results for the second quarter ended September 30, 2005.

Net sales for the quarter were $2.5 million, compared with $1.9 million for the same period a year earlier.  The Company reported net earnings for the quarter of $258,000, or $0.03 per share, compared with net earnings of $18,000, or $0.00 per share, for the same period a year ago.

Jacob Inbar, president and chief executive officer, said, “The quarter reflects our plan for the year. We are pleased with both the top and bottom lines while we continue to invest in research and development. In this regard, we recently announced the introduction of Microwave Monolithic Ceramic Circuits (“MMCC”) technology as a new and exciting vehicle for capacity increase and cost savings.”

AML Communications is a designer, manufacturer and marketer of amplifiers, subsystems, and related products that address the Defense Microwave Markets. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Month Periods Ended		Six Month Periods Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Net sales	$2,542,000	$1,882,000	$5,028,000	$4,057,000
Cost of goods sold	1,420,000	1,097,000	2,766,000	2,337,000
Gross profit	1,122,000	785,000	2,262,000	1,720,000

Operating expenses:
Selling, general & administrative	545,000	537,000	1,148,000	947,000
Research and development	316,000	199,000	599,000	382,000
SAE	861,000	736,000	1,747,000	1,329,000

Income from operations	261,000	49,000	515,000	391,000

Other income (expense), net	5,000	(31,000)	8,000	(48,000)
Income (loss) before provision for income taxes	266,000	18,000	523,000	343,000
Provision for income taxes	8,000	—	16,000	—

Net income	$258,000	$18,000	$507,000	$343,000

Basic earnings (loss) per common share	$0.03	$0.00	$0.05	$0.04

Basic weighted average number of shares of common stock outstanding	10,082,000	9,976,000	10,074,000	9,064,000

Diluted earnings (loss) per common share	$0.02	$0.00	$0.04	$0.03

Diluted weighted average number of shares of common stock outstanding	12,016,000	11,840,000	12,008,000	10,928,000

AML COMMUNICATIONS, INC.
CONSOLIDATED CONDENSED BALANCE SHEET
(unaudited)

September 30, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$2,111,000
Accounts receivable, net of allowance for doubtful accounts of $60,000 (Includes the 75K reclassification of MPI prepaid Receivable)	1,325,000
Inventories, net	1,655,000
Other current assets	133,000
Total current assets	5,224,000

Property and Equipment, at cost	4,197,000
Less: Accumulated depreciation and amortization	(3,263,000)
Property and Equipment, net	934,000
Intangible Assets:
Technologies, net	850,000
Patents	158,000
Customer lists, net	188,000
Trademarks	181,000
Other Assets	19,000
Total Assets	$7,554,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Line of Credit	$334,000
Accounts payable	320,000
Current portion of capital lease obligations	12,000
Accrued expenses:
Accrued payroll and payroll related expenses	306,000
Accrued income taxes	(3,000)
Other accrued liabilities	120,000
Total current liabilities	$1,089,000

Stockholders’ Equity:
Common stock, $0.01 par value:15,000,000 shares authorized; 10,096,116 shares issued and outstanding at September 30, 2005.	101,000

Capital in excess of par value	13,403,000
Accumulated deficit	(7,039,000)
Total stockholders’ equity	6,465,000
Total liabilities and stockholder’s equity	$7,554,000